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                                                                    Exhibit 10.7

                        AGREEMENT FOR PURCHASE AND SALE
                    OF REAL PROPERTY AND ESCROW INSTRUCTIONS

            THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS ("Agreement") between GREIT- HAWTHORNE PLAZA, LP, A VIRGINIA LIMITED PARTNERSHIP, ("Seller"), and TMG PARTNERS, A CALIFORNIA CORPORATION ("Buyer"), dated June 26, 2006 (for reference purposes only) is made and entered into as of the later of (i) the date this Agreement is executed by Seller and delivered to Buyer, or (ii) the date this Agreement is executed by Buyer and delivered to Seller (the "Effective Date"), with reference to the following facts:

      A. Seller owns certain real property located in the City and County of San Francisco, State of California and more specifically described in Exhibit A attached hereto (the "Land"), commonly known as 75 Hawthorne and 95 Hawthorne, San Francisco, California, and also sometimes referred to as Hawthorne Plaza, and such other assets, as the same are herein described.

      B. Subject to the terms and conditions in this Agreement, Seller desires to sell the Property (as defined below) to Buyer and Buyer desires to purchase the Property from Seller on terms and conditions further set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1.    Purchase and Sale.

      The purchase and sale includes, and at Closing (hereinafter defined) Seller shall sell, assign, grant and transfer to Buyer, all of Seller's right and title, estate interest in and to all of the following (hereinafter sometimes collectively, the "Property"):

      1.1 The Land, described on Exhibit A attached hereto, together with all structures, buildings, improvements, machinery, fixtures, and equipment affixed or attached to the Land and all easements and rights appurtenant thereto (collectively, the "Improvements"), including: (i) all easements, privileges and rights belonging or in any way appurtenant to the Land, (ii) any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the Land, and (iii) any and all air rights, subsurface rights, development rights, and water rights belonging to or in anywise appertaining to the Land (all of the foregoing being collectively referred to herein as the "Real Property");

      1.2 All leases, licenses, tenancy and other occupancy agreements (the "Leases"), including associated amendments, with all persons ("Tenants") leasing the Real Property or any part thereof as of the Effective Date, and any other Leases pertaining to the Real Property or any portion thereof that are entered into by


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            Seller after the date of this Agreement and prior to the Closing in accordance with the terms of this Agreement, in each case to the extent approved by Buyer (or deemed approved by Buyer) in accordance with this Agreement, together with all security deposits, other deposits held in connection with the Leases, and all of Seller's right, title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Leases;

      1.3 All tangible and intangible personal property owned by Seller located on or used in connection with the Real Property, including, specifically, without limitation, all sculptures, paintings and other artwork, all equipment, furniture, tools and supplies, all plans and specifications and other architectural and engineering drawings, if any, with respect to the Land and the Improvements, and any other personal property and all related intangibles as are owned by Seller and currently located in, on or about or are used for the operation, maintenance, administration or repair of the Real Property, including Seller's interest, if any, in the common name of the Real Property (the "Personal Property");

      1.4 All service, maintenance, construction and other contracts, agreements, warranties and guaranties relating to the operation of the Property as of the Effective Date, to the extent assignable (excluding Seller's existing property management contract with Triple Net Properties Realty Inc.), and any other service, maintenance, construction and other contracts, agreements, warranties and guaranties pertaining to the Property that are entered into by Seller after the date of this Agreement and prior to the Closing in accordance with the terms of this Agreement, in each case to the extent approved by Buyer in accordance with this Agreement (collectively, the "Contracts") provided, however, any Contracts not so approved by Buyer shall be terminated by Seller on or before the Closing; and

      1.5 To the extent transferable, all building permits, certificates of occupancy and other certificates, permits, consents, authorizations, variances or waivers, dedications, subdivision maps, licenses and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality relating to the Property (the "Permits").

2.    Purchase Price.

      Subject to the charges, prorations and other adjustments set forth in this Agreement, the total purchase price of the Property shall be One Hundred Twenty Seven Million Dollars ($127,000,000.00) ("Purchase Price") payable as follows:

      2.1   Deposits/Further Payments.

            2.1.1 No later than two (2) business days after the Effective Date,
                  Buyer shall deposit into Escrow the amount of Two Million Dollars ($2,000,000.00) (the "Initial Deposit"), in the form of a wire transfer payable to an escrow

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                  to be established with Chicago Title Insurance Company (the
                  "Escrow Holder") at One Kaiser Plaza, Suite 745, Oakland, CA 94612 (Attn: Kris Owens). The Initial Deposit shall be fully refundable to Buyer until 5:00 p.m. (Pacific Daylight Time) on the last day of the Inspection Period (the "Due Diligence Expiration Date").

            2.1.2 Provided that Buyer has not earlier elected to terminate this
                  Agreement as otherwise permitted by this Agreement on or before the Due Diligence Expiration Date, Buyer shall deposit into Escrow the additional amount of Two Million Dollars ($2,000,000.00) (the "Additional Deposit") no later than 5:00 p.m. (Pacific Daylight Time) on the Due Diligence Expiration Date. As used in this Agreement, the term "Deposit" means the Initial Deposit, the Additional Deposit and all amounts which, at the time in question, shall have been deposited into escrow or paid directly to Seller as deposits by Buyer.

            2.1.3 At the Closing, the Deposit shall be applied and credited toward the payment of the Purchase Price. If the Closing does not occur for any reason other than a material default by Buyer, the Deposit will be returned to Buyer by Escrow Holder. If the Closing does not occur as a result of material default by Buyer hereunder and this Agreement is terminated in accordance with this Agreement, the Deposit shall be paid to Seller as liquidated damages as described in Section 14.2 of this Agreement.

            2.1.4 Escrow Holder shall place the Deposit into an interest-bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer's account.

      2.2 On or before Closing, Buyer shall deposit into Escrow the balance of the Purchase Price, subject to the closing adjustments, credits and prorations contemplated by this Agreement, by wire transfer payable to Escrow Holder.

3.    Title to Property.

      During the Inspection Period (hereafter defined), Buyer shall review and approve the Title Documents (hereinafter defined) and the Survey (hereinafter defined). If the Title Documents or Survey reflect or disclose any defect, exception or other matter affecting the Property ("Title Defects") that is unacceptable to Buyer, then prior to the expiration of the Inspection Period, Buyer shall provide Seller with written notice of Buyer's objections. Seller may, at its sole option, elect to cure or remove the objections made by Buyer provided that Seller provides written notice to Buyer before the expiration of the Inspection Period that Seller intends to cure Buyer's title objections before the Closing. Should Seller elect to attempt to cure or remove the objection, then Seller shall cause removal of such disapproved exceptions from title before Closing, taking such action, at


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      Seller's sole cost and expense to do so, and it shall be a condition precedent to Buyer's obligation to acquire the Property that Seller cures such title objection prior to the Closing, and only the Title Defects to which Buyer did not object shall be deemed to be "Permitted Exceptions". If Seller does not provide written notice to Buyer before the expiration of the Inspection Period that Seller intends to cure Buyer's title objections, Seller shall be deemed to have elected not to cure or remove Buyer's title objections, and Buyer shall be entitled, as Buyer's sole and exclusive remedy, either to (i) terminate this Agreement and obtain a refund of the Deposit by providing written notice of termination to Seller before the end of the Inspection Period and returning the Due Diligence Items (hereinafter defined) or (ii) waive the objections and close this transaction as otherwise contemplated herein, in which case all matters shown on the Survey and all matters described in the Title Report, except for monetary liens for indebtedness of the Seller and any other matters the Seller has agreed to cure in writing, shall be deemed "Permitted Exceptions."

4.    Due Diligence Items.

      4.1 Seller shall deliver to Buyer each of the following within three (3) business days of the Effective Date (together with the items described in Section 4.2, collectively, the "Due Diligence items"):

            4.1.1 Any existing survey of the Property, in Seller's possession
                  (the "Survey");

            4.1.2 A current preliminary title report or title commitment (the
                  "Title Report") for the issuance of a standard coverage owner's policy of title insurance, with standard provisions and exceptions (the "Title Policy") to Buyer from the Escrow Holder, together with copies of all documents constituting exceptions to the title as reflected in the Title Report (collectively referred to hereinafter as the "Title Documents");

            4.1.3 A list of all Leases and a list of all Contracts, including service contracts, warranties, management, maintenance, leasing commission or other agreements affecting the Property, if any, together with copies of each Lease and each Contract;

            4.1.4 True and correct copies of the real estate and personal property tax statements covering the Property or any part thereof for each of the two (2) years prior to the current year and, if available, for the current year;

            4.1.5 A schedule of all current or pending litigation with respect to the Property or any part, thereof, if any;

            4.1.6 Operating statements for the most recent two full calendar years and monthly operating statements for the calendar year to date;


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            4.1.7 An inventory of all personal property located on the Property, used in the maintenance of the Property or stored for future use at the Property and an inventory of all furniture and appliances used in the units, if any.

            4.1.8 A rent roll of the Property in the form prepared by the
                  Seller's property manager in the normal course of Seller's business (provided, however, that Seller shall not be deemed to have made any representation or warranty whatsoever with regard to the rent roll, except as provided in Section 8.1.1 of this Agreement),

      4.2 Seller shall make the following available for inspection and copying by Buyer during ordinary business hours at Seller's management office in San Francisco, California, within three (3) business days after the Effective Date (excepting for items described in Section 4.2.4, which shall be provided by Seller as soon as reasonably practicable following Buyer's written request therefore):

            4.2.1 All site plans, leasing plans, as-built plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Property in the possession of Seller, if any;

            4.2.2 The tenant files, books and records relating to the ownership and operation of the Property;

            4.2.3 All permits, licenses, approvals and other entitlements relating to the Property in the possession of Seller; and

            4.2.4. Such other material records and documentation relating to the
                  Property in Seller's possession, excluding Seller's confidential materials, as Buyer may reasonably request.

5.    Inspections; Tenant Meetings

      5.1 Buyer and its authorized consultants, contractors, representatives and agents shall have a temporary non-exclusive license to enter and conduct non-invasive feasibility, environmental, and physical studies, surveys and inspections of the Property that Buyer may deem necessary or advisable (the "Inspections") at any time during the Inspection Period, on the terms set forth in this Article 5. Buyer shall not conduct invasive testing of any kind, including without limitation, "Phase II" environmental testing without Seller's consent. Buyer's right to conduct the Inspections shall be subject to rights of Tenants and shall be subject to such conditions as may be reasonably imposed by the Seller in order to avoid disruption at the Property.


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      5.2   Buyer must arrange all Inspections of the Property with Seller at least two (2) business days in advance of any Inspections. Buyer and its agents shall maintain equipment and other materials in an orderly manner while they are located on the Property and to maintain them in locations specified by Seller. Buyer agrees to remove all debris and trash resulting from the Inspections on a daily basis and to remove all equipment and other materials used by Buyer or its agents as soon as the activity for which such equipment and other materials are used is completed. Buyer and its agents shall take all appropriate measures for the safety of persons and property on the Property and shall comply with all applicable legal requirements. Buyer shall restore any damage to the Property resulting from the Inspections including but not limited to repair of surface openings resulting from tests. Buyer shall promptly provide to Seller a copy of all reports and test results prepared or furnished in connection with the Inspections.

      5.3 In the event that the Inspections show any fact, matter or condition to exist with respect to the Property that is unacceptable to Buyer, in Buyer's sole subjective discretion, then Buyer shall be entitled, as its sole and exclusive remedy, to (1) terminate this Agreement and obtain a refund of the Deposit, or (2) waive the objection, and close the transaction as otherwise contemplated herein. Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of the Inspections and to defend, indemnify and hold Seller harmless from all, claims, suits, losses, costs, expenses (including without limitation court costs and attorneys' fees), liabilities, judgments and damages incurred by Seller as a result of any Inspections.

      5.4 Buyer shall indemnify, save and hold Seller and Seller's officers, agents, employees, directors, trustees, invitees, successors, and assigns (collectively "Indemnitees") harmless against all losses, costs, expenses, liabilities, claims, litigation, demands, proceedings and damages (including but not limited to attorney's fees) suffered or incurred by Seller or any such Indemnitees arising out of and limited to the Inspections, provided that Buyer shall not incur any liability due to its discovery, without exacerbation of the condition of any Hazardous Materials or other circumstances at the Property. Buyer waives any claims against Seller arising out of the Inspections or this Agreement except to the extent such claims arise from Seller's negligence or willful misconduct. Buyer hereby assumes all responsibility for claims against Seller by the contractors, subcontractors, employees, and agents of Buyer except to the extent such claims arise from Seller's negligence or willful misconduct. The obligations of Buyer described in Section 5.4 shall survive the Closing or any termination of this Agreement.

      5.5 Buyer shall, during the term of this Agreement and at all times during which access is available to it, require its subcontractors and agents, to maintain insurance, in form and substance reasonably satisfactory to Seller, with insurance companies acceptable to Seller, the following insurance: Comprehensive General


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            Liability or Commercial General Liability Insurance, with limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) on a general aggregate basis, for bodily injury, death and property damage. Each policy of insurance shall name Seller as an additional insured. Further, each policy of insurance shall state that such policy is primary and noncontributing with any insurance carried by Seller. Such policy shall contain a provision that the naming of the additional insured shall not negate any right the additional insured would have had as a claimant under the policy if not so named and shall contain severability of interest and cross-liability clauses. A certificate, together with any endorsements to the policy required to evidence the coverage which is to be obtained hereunder, shall be delivered to Seller prior to entry on the Property. The certificate shall expressly provide that no less than thirty (30) days prior written notice shall be given Seller in the event of any material alteration to or cancellation of the coverages evidenced by said certificate. A renewal certificate for each of the policies required in this Section shall be delivered to Seller not less than thirty
            (30) days prior to the expiration date of the term of such policy. Any policies required by the provisions of this Section may be made a part of a blanket policy of insurance with a "per project, per location endorsement" so long as such blanket policy contains all of the provisions required herein and does not reduce the coverage, impair the rights of the other party to this Agreement or negate the requirements of this Agreement.

      5.6 During the course of its performance of the Inspections, Buyer will acquire knowledge concerning the Property or Seller, or knowledge of other matters of a sensitive business nature (collectively, "Privileged Information"). Except as described below, neither Buyer nor its agents shall disclose to any third party, publicize or suffer or permit any of their respective employees to so disclose or publicize any such Privileged Information, other than to consultants, attorneys and agents as necessary for the Buyer's inspection and analysis of the Property, and Buyer's potential lenders and equity investors. In the event that Buyer believes in good faith that it is required by any legal requirement to disclose any such Privileged Information, then Buyer shall immediately notify Seller of such belief and the reasons for such belief. If Seller within 10 days after receipt of such notice, advises the party that sent the notice that Seller shall itself disclose the information, then Buyer shall not make such disclosure (unless either such party reasonably believes that it must disclose such information by law). If Buyer reasonably believes that such disclosure is required to be made in less than the 10-day period, then the notice to Seller shall so state and Seller's time to respond will be reduced accordingly.

      5.7 Buyer may contact tenants or other occupants of the Real Property during normal business hours on any day after the Effective Date provided that Buyer delivers at least two (2) business days prior written notice of any such meetings or calls to Seller and, if Seller so elects, Seller shall be allowed to accompany Buyer to any


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            meeting or participate in any such call. The obligations of Buyer described in this Article 5 shall survive any termination of this Agreement except as provided otherwise in this Article 5.

      5.8 Seller acknowledges that, as a part of Buyer's due diligence review of the Property, Buyer requires further information regarding the status of possible reassessments of the Property attributable to the period of Seller's ownership of the Property. Seller has had discussions with the Assessor's Office for the City and County of San Francisco regarding expected reassessments and has provided the Assessor's Office with information to assist in establishing the appropriate reassessment. Following the Effective Date, Seller shall use commercially reasonable efforts to cooperate with Buyer's review of such tax matters, and in connection therewith, Seller shall make available its tax consultant to discuss such matters with Buyer and shall authorize Buyer to discuss such matters with the Assessor's Office (in both cases, with a representative of Seller available if Seller so requests).

6.    Approval.

      6.1 Buyer shall have the period commencing on the Effective Date and ending on the date that is thirty-five (35) days after the earlier of (a) the date on which Seller notifies Buyer in writing that the condition set forth in Section 10.2.2 below has been satisfied, or
            (b) the date on which such condition is deemed satisfied as provided in Section 10.2.2 below (such period being referred to herein as the "Inspection Period") to approve or disapprove the Inspections (which, for the purposes hereof, shall include Buyer's review and approval or disapproval of the Due Diligence Items and all other aspects of Buyer's due diligence review of the Property). If Buyer shall fail to notify Seller and Escrow Holder of its disapproval of the Inspections in writing within the Inspection Period, the condition of the Property shall be deemed approved. If Buyer shall disapprove the Inspections within the Inspection Period, this Agreement and the Escrow shall thereupon be terminated, the Deposit shall be immediately returned to Buyer, Buyer shall not be entitled to purchase the Property, Seller shall not be obligated to sell the Property to Buyer, and the parties shall be relieved of any further obligation to each other with respect to the Property, except for the obligations of Buyer in Section 5.4 of this Agreement.

      6.2 Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that, in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Buyer in connection with the Inspections, along with copies of all reports, drawings, plans, studies, summaries, surveys, maps and other data prepared by third parties relating to the Property, subject to restrictions on Buyer's ability to make any such materials available to Seller that are imposed in any agreement with a third party consultant preparing any such reports or


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            materials ("Buyer's Reports"); provided, however, that delivery of such copies and information by Buyer shall be without warranty or representation whatsoever, express or implied, including without limitations, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise.

      6.3 On or before the end of the Inspection Period, Buyer will designate in a written notice to Seller which Contracts Buyer will assume and which Contracts must be terminated by Seller at Closing. Taking into account any credits or prorations to be made pursuant to this Agreement for payments coming due after Closing but accruing prior to Closing, Buyer will assume the obligations arising from and after the Closing Date under those Contracts which Buyer has designated will not be terminated. At Seller's expense, Seller shall terminate at Closing all Contracts that are not so assumed.

7.    Escrow.

      7.1   Opening.

            7.1.1 The purchase and sale of the Property shall be consummated through an escrow ("Escrow") to be opened with Escrow Holder within two (2) business days after the Effective Date. Escrow shall be deemed to be opened as of the date fully executed copies (or counterparts) of this Agreement are delivered to Escrow Holder by Buyer and Seller ("Opening of Escrow"). This Agreement shall be considered as the escrow instructions between the parties, with such further instructions as Escrow Holder in order to clarify its duties and responsibilities shall require or as required by either Buyer and/or Seller. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and any further instructions from Escrow Holder, Buyer or Seller, the terms and conditions of this Agreement shall control.

      7.2   Closing.

            7.2.1 Escrow shall close ("Closing") on the date that is thirty (30)
                  days following the end of the Inspection Period, or such earlier date as shall be mutually agreed to by the parties.


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      7.3   Buyer Required to Deliver.

            Buyer shall deliver to Escrow the following:

            7.3.1 No later than two (2) business days after the Effective Date, the Initial Deposit, as described in Section 2.1 above;

            7.3.2 On or before Closing, the Purchase Price, subject to the closing adjustments, credits and prorations contemplated hereby;

            7.3.3 On or before Closing, such other documents as Title Company may reasonably require from Buyer in order to issue the Title Policy;

            7.3.4 An original counterpart executed by Buyer of an assignment and assumption agreement (the "Assignment and Assumption Agreement") in substantially the form attached hereto as Exhibit B, whereby Seller assigns and conveys to Buyer all of Seller's right, title and interest in and to, and Buyer assumes all of Seller's obligations under, the Leases and the Contracts and the Permits to be assumed by Buyer under this Agreement on terms and conditions set forth in the Assignment and Assumption Agreement;

            7.3.5 A counterpart closing statement (the "Closing Statement")
                  setting forth the Purchase Price and all amounts charged against Buyer pursuant to Section 7.7 of this Agreement.

      7.4   Seller Required to Deliver,

            On or before Closing, Seller shall deliver to Escrow the following:

            7.4.1 A duly executed and acknowledged grant deed, conveying fee title to the Property in favor of Buyer (the "Deed") except that the amount of transfer tax shall not be shown on the Deed, but shall be set forth on a separate affidavit or instrument which, after recordation of the Deed, shall be attached thereto so that the amount of such transfer tax shall not be of record. The Deed shall be in the form of Exhibit C to this Agreement.

            7.4.2 An executed original certificate of non-foreign status for
                  Seller ("FIRPTA Certificate") and an executed original California withholding exemption certificate (Form 593-C);


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            7.4.3 A bill of sale of the Personal Property, if any, without warranty, in favor of Buyer and duly executed by Seller, in substantially the form attached hereto as Exhibit D;

            7.4.4 An original counterpart executed by Seller of the Assignment and Assumption Agreement;

            7.4.5 A counterpart Closing Statement setting forth the Purchase
                  Price and all amounts charged against Seller pursuant to
                  Section 7.7 of this Agreement;

            7.4.6 Such other documents as Escrow Holder may reasonably require from Seller in order to issue the Title Policy, including, without limitation, an Owner's Affidavit and a certified list of all Leases as of Closing;

            7.4.7 A letter from Seller addressed to each Tenant informing such
                  Tenant of the change in ownership and directing that future rent payments be made to Buyer and a letter to each vendor under each Contract informing such vendor of the change in ownership and the address for contacting Buyer;

            7.4.8 All keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in Seller's possession;

            7.4.9 All records and files relating to the management or operation of the Property, including, without limitation, all insurance policies, all security contracts, all tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by tenants of the Project; and

           7.4.10 Original letters of credit posted by any Tenants as security deposits under Leases, together with a completed transfer of beneficiary form for each such letter of credit, as required to effect a post-closing assignment of such letters of credit to Buyer.

           7.4.11 Such evidence as shall reasonably establish that Seller's execution of this Agreement and its execution of any documents required to be executed by Seller hereunder and performance of all of its other obligations hereunder have been duly authorized and that the person or persons executing this Agreement on behalf of Seller have been duly authorized and empowered to do so, and that Seller is duly organized, validly existing and in good standing under the laws of the State of Virginia.


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           7.4.12  An original of the Guaranty (as defined below), executed by
                   GREIT, Inc., as guarantor.

      7.5   Costs.

            7.5.1 Seller shall pay the following closing costs: (i) all fees and costs for releasing all encumbrances, liens and security interests of record which are not Permitted Exceptions; (ii) the title premium for the basic CLTA policy, not to exceed $0.22 per thousand, (iii) fifty percent (50%) of the escrow fees or escrow cancellation fees, which fifty percent (50%) share shall not exceed $2,000.00; and (iv) all county documentary or other transfer taxes payable upon recordation of the Deed. Buyer shall pay the following closing costs: (x) the total premium for Buyer's policy of title insurance other than the amount to be paid by Seller under clause (ii) above;
                  (y) any and all costs, fees, title insurance premiums and other charges payable in connection with any financing obtained by Buyer to acquire the Property, including all escrow fees relating to the funding and/or recordation of such financing; and (z) all escrow fees or escrow cancellation fees other than the amount to be paid by Seller under clause (iii) above. All other closing costs shall be paid by the parties in accordance with the custom then prevailing in the County in which the Real Property is located.

      7.6   Prorations,

            7.6.1 Items to be Prorated, The following shall be prorated between
                  Seller and Buyer as of the Closing with the Buyer being deemed the owner of the Property as of the Closing:

                  (a) Taxes and Assessments All non-delinquent real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, "Taxes") shall be prorated as of the Closing Date. With respect to any portion of the Taxes which are payable by any Tenant directly to the authorities, no proration or adjustment shall be made. If the Closing Date occurs before the tax rate or assessment is fixed, the proration of such taxes and assessments by Escrow Holder shall be made at the Closing based upon the most recent tax bills available. With respect to all periods for which Seller has paid Taxes, Seller hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property, and, in its sole discretion, to settle the same. Seller shall have sole authority to control the progress of, and to make all decisions with respect to, such proceedings but shall provide Buyer with copies of all communications with the taxing authorities. All net tax refunds and credits attributable to any period prior to the Closing which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller, provided, however, that any such refunds and credits that are the property of Tenants under Leases shall be promptly remitted by Seller directly to such Tenants or to Buyer for the credit of such Tenants. All net tax refunds and credits attributable to any period subsequent to the Closing shall belong to and be the property of Buyer. Buyer agrees to cooperate with Seller, without cost or liability to Buyer, in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing, as may be necessary to carry out the intention of this subsection, including the delivery to Seller, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such taxes, the execution of any and all consent or other documents, and the undertaking of any acts necessary for the collection of such refund by Seller. Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will use commercially reasonably efforts to cause any transferee to assume the obligations set forth herein.

                  (b) Rents Buyer will receive a credit at the Closing for all rents collected by Seller prior to the Closing and allocable to the period from and after the Closing based upon the actual number of days in the month. No credit shall be given the Seller for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Tenant Leases. Buyer shall cooperate with Seller after the Closing to collect any rent under the Tenant Leases which has accrued as of the Closing; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after the Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after Closing and finally to any rent due to Seller for the period prior to Closing; provided, however, notwithstanding the foregoing, if Seller collects after Closing, through its own collection efforts, any payments from Tenants that are attributable to periods prior to Closing, Seller may first apply such payments to rent due the Seller for the period prior to Closing. If any rent payments that are attributable to periods following Closing are inadvertently paid to Seller, Seller shall immediately deliver all such amounts to Buyer.

                  (c) CAM Expenses To the extent that Tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, "CAM Charges"), CAM Charges shall be prorated at Closing and again subsequent to Closing, as of the date of Closing on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party's respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term "CAM Lease Year" means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to Closing the Seller shall submit to Buyer an itemization of its actual CAM Charges operating expenses through such date and the amount of CAM Charges received by the Seller as of such date, together with an estimate of CAM Charges to be incurred to, but not including, the Closing. In the event that the Seller has received CAM Charges payments in excess of its actual CAM Charges operating expenses, the Buyer shall be entitled to receive a credit against the Purchase Price for the excess. In the event that the Seller has received CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Leases provide for a "true up" at the end of the CAM Lease Year, the Seller shall be entitled to receive any deficit but only after the Buyer has received any true up payment from the Tenant. Upon receipt by either party of any CAM Charge true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the "true up" payment within five (5) days of the receipt thereof.

                  (d) Operating Expenses All operating expenses (including all charges under the service contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the "Current Billing Period"), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing and the number of days in the Current Billing Period from and after the Closing, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills. Notwithstanding the foregoing, all bills for work performed at or for the benefit of the Property prior to Closing shall be paid in full by Seller prior to Closing and shall not be the responsibility of Buyer (except for Buyer's Leasing Costs (as defined below), which shall be the responsibility of Buyer).

                  (e) Security Deposits; Prepaid Rents. Prepaid rentals and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Tenant Leases, if and to the extent that such deposits have not been otherwise applied by Seller to any obligations of any Tenants pursuant to the terms of the Tenant Leases, shall be credited against the Purchase Price, and upon the Closing, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Tenant Leases (to the extent the same are required to be refunded by the terms of such Tenant Leases or applicable). In the event that any security deposits are in the form of letters of credit or other financial instruments (the "Non-Cash Security Deposits"), after the Closing, Seller will be responsible to ensure that such Non-Cash Security Deposits are assigned to Buyer and that Buyer is named as beneficiary under the Non-Cash Security Deposits without cost to Buyer. Buyer will not receive a credit against the Purchase Price for such security deposits.

                  (f) Leasing Costs. Seller shall receive a credit at the Closing for all leasing costs, including tenant improvement costs and allowances, and its pro-rata leasing commissions, previously paid by Seller in connection with any Lease or modification to an existing Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs. The Seller's pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Closing and which has as its denominator the number of months in the base term of the Lease.

                  Except as to any such costs that are expressly identified as Buyer's Leasing Costs pursuant to the following paragraph, Seller shall bear all tenant improvement costs (for the purposes of this Agreement, references to "tenant improvement costs" shall be deemed to include any base building work required in connection with such tenant improvements) and leasing commissions related to all Leases executed prior to the Closing Date (the obligations of Seller for such costs and such work are referred to herein as "Seller's Leasing Costs"). To the extent that any of Seller's Leasing Costs are not fully paid or performed as of the date of this Agreement, then, at Seller's election, Seller will either pay them at Closing or will give Buyer a credit at Closing in the amount of such Seller's Leasing Costs (provided that if Buyer receives a credit for all or any portion of Seller's Leasing Costs then Buyer shall assume the obligation to pay such Seller's Leasing Costs).

                  Notwithstanding anything herein to the contrary, if the Closing occurs, then (i) Buyer shall bear all tenant improvement costs and leasing commissions of the following:

                  (A) Lease dated June 5, 2006, by and between Vibrant Media as tenant, and Seller, as landlord, which tenant improvement costs and commissions are identified on Exhibit E attached hereto;

                  (B) any new leases or amendments to existing Leases that are entered into by Seller during the period commencing with the Effective Date and ending on the date that is five (5) business days prior to the Due Diligence Expiration Date provided that Seller has provided Buyer with a true, correct and complete copy of any such lease or amendment at least five
                  (5) business days prior to the Due Diligence Expiration Date, in which case Buyer shall be deemed to have approved such leases and/or amendments if Buyer elects to proceed with the purchase of the Property as described herein as of the end of the Inspection Period;

                  (C) any new leases or amendments to existing Leases that are entered into by Seller during the period commencing with the day after the Due Diligence Expiration Date and ending on the date that is five (5) business days prior to the Closing Date provided that Seller has provided Buyer with a true, correct and complete copy of any such lease or amendment at least five
                  (5) business days prior to the Closing Date and Buyer has expressly approved such final new lease and/or amendments in writing prior to Closing (the costs described in (A), (B) and (C) above, collectively, are referred to herein as "Buyer's Leasing Costs.

                  (g) Percentage Rent Any percentage rents due or paid under any of the Leases ("Percentage Rent") shall be prorated between Buyer and Seller outside of Closing as of the Closing on a Lease-by-Lease basis, as follows; (a) Seller shall be entitled to receive the portion of the Percentage Rent under each Lease for the Lease Year in which Closing occurs, which portion shall be the ratio of the number of days of said Lease Year in which Seller was Landlord under the Lease to the total number of days in the Lease Year, and (b) Buyer shall receive the balance of Percentage Rent paid under each Lease for the Lease Year. As used herein, the term "Lease Year" means the twelve
                  (12) month period as to which annual Percentage Rent is owed under each Lease. Upon receipt by either Buyer or Seller of any gross sales reports ("Gross Sales Reports") and any full or partial payment of Percentage Rent from any tenant of the Property, the party receiving the same shall provide to the other party a copy of the Gross Sales Report and a check for the other party's prorata share of the Percentage Rent within five (5) days of the receipt thereof. In the event that the Tenant only remits a partial payment, then the amount to be remitted to the other party shall be its prorata share of the partial payment. Nothing contained herein shall be deemed or construed to require either Buyer to Seller to pay to the other party its prorata share of the Percentage Rent prior to receiving the Percentage Rent from the Tenant, and the acceptance or negotiation of any check for Percentage Rent by either party shall not be deemed a waiver of that party's right to contest the accuracy or amount of the Percentage Rent paid by the Tenant.

            7.7.2 Calculation; Reproration. Prior to Closing the parties shall jointly prepare an estimated closing statement which shall set forth the costs payable under Sections 7.5 and 7.6 and the prorations and credits provided for in Section 7.7.1 and elsewhere in this Agreement, Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection; provided, the parties shall cooperate with each other to reprorate taxes and assessments following the Closing as accurate or new information becomes available and in no event later than one (1) year after Closing; and the parties agree that there shall be no reproration for taxes and assessments later than one year after the Closing. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to herein as the "Closing Statement". If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same provided that, as indicated above with respect to taxes, the parties shall cooperate with each other to reprorate taxes and assessments following the Closing as accurate or new information becomes available and in no event later than one
                  (1) year after Closing and there shall be no reproration for taxes and assessments later than one year after the Closing; and further provided that any adjustment as to any other items shall be made, if at all, within sixty (60) days after the Closing (except with respect to CAM Charges, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

            7.7.3 Items Not Prorated . Seller and Buyer agree that (a) on the
                  Closing, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall responsible for arranging for its own insurance as of the Closing; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Closing and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 7.6.l(d).

            7.7.4 Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

            7.7.5 Survival. This Section 7.7 shall survive the Closing.

      7.8   Determination of Dates of Performance.

            Promptly after delivery to Buyer of the Title Report, Escrow Holder shall prepare and deliver to Buyer and Seller a schedule which shall state each of the following dates:

            7.8.1 The date of Opening of Escrow pursuant to Section 7.1.1;

            7.8.2 The date of receipt of the Title Report by Buyer;

            7.8.3 The date by which title must be approved by Buyer pursuant to
                  Section 3;

            7.8.4 The date by which the Inspections must be approved by Buyer pursuant to Section 6.1;

            7.8.5 The date by which the amounts described in Section 2 must be deposited by Buyer, for which determination Escrow Holder shall assume satisfaction of the condition expressed in
                  Section 2 on the last date stated for its satisfaction; and

            7.8.6 The date of Closing pursuant to Section 7.2.1.

            If any events which determine any of the aforesaid dates occur on a date other than the date specified or assumed for its occurrence in this Agreement, Escrow Holder shall promptly redetermine as appropriate each of the dates of performance in the aforesaid schedule and notify Buyer and Seller of the dates of performance, as redetermined.

8.    Representations, Warranties, and Covenants.

      8.1 Representations of Seller. Seller hereby makes the following representations and warranties as of the date of this Agreement: As used in this Agreement, the term "Seller's Current Actual Knowledge" means the current actual knowledge, without the duty of further investigation, of Robert Munson ("Seller's Representative"), whose current title is Senior Asset Manager.

                  8.1.1. Leases. To Seller's Current Actual Knowledge, the rent roll to be delivered pursuant to Section 4.1.8 of this Agreement is the rent roll prepared by the Seller's property manager in the normal course of Seller's business. To Seller's Current Actual Knowledge, there are no leases, subleases, license, tenancy or occupancy agreements (or any amendments or modifications thereof) affecting any portion of the Real Property which are not shown on the List of Leases attached hereto as Exhibit F. To Seller's Current Actual Knowledge as of the date of this Agreement only, there is no current material default in the performance of the obligations of any tenant under any of the Lease or of the landlord under any Lease.

                  8.1.2. Hazardous Materials. To Seller's Current Actual Knowledge, except as may be disclosed in any documents or reports delivered by Seller to Buyer before the Due Diligence Expiration Date, Seller has not received written notice from any governmental authority of the need of Seller to take any remedial or corrective action under any environmental laws with respect to any hazardous materials on or under the Real Property. As used in this Agreement, "environmental laws" means all present and future statutes, ordinances, orders, rules and regulations of all federal, state and local governmental agencies relating to the use, generation, manufacture, installation, release, discharge, storage, transportation or disposal of hazardous materials; and "hazardous materials" means petroleum, asbestos, polychlorinated biphenyls, radioactive materials, radon gas, underground storage tanks or any chemical, material or substance now or hereafter defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste" or "toxic substances", or words of similar import, under any environmental laws.

            8.1.3. Condemnation. To Seller's Current Actual Knowledge, Seller has not received written notice of any pending condemnation or eminent domain proceedings affecting the Real Property or any part thereof.

            8.1.4. Non-Foreign Person. Seller is not a foreign person as defined in Internal Revenue Code Section 1445(f)(3) and Seller is not subject to withholding under Section 26131 of the California Revenue and Taxation Code. At the Closing, Seller shall deliver to Buyer through Escrow a declaration under penalty of perjury confirming the foregoing statement.

            8.1.5. No Official Notices. To Seller's Current Actual Knowledge, Seller has not received any written notice from any insurance company, governmental agency, the Board of Fire Underwriters or any similar rating organization requiring or requesting that any work or repairs be done at or to the Real Property.

            8.1.6. No Consents. To Seller's Current Actual Knowledge, no consent to the sale and conveyance of the Property by Seller is required to be obtained from any governmental agency or public administrative body.

            8.1.7. Non-Contravention. To Seller's Current Actual Knowledge, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental entity or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.

            8.1.8. Contracts. To Seller's Current Actual Knowledge, attached hereto as Exhibit G is a current, accurate and complete list of all Contracts affecting the Property.

            8.1.9 Seller Representatives. The person identified in Section 8.1 as "Seller's Representative" is the person within Seller's organization who is most familiar with the management of the Property and most familiar with the Property overall.

            8.1.10 Authority. Seller is a limited partnership duly formed and validly existing under the laws of the Commonwealth of Virginia. Subject to receipt of the approval described in Section 10.2.2, Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

      8.2 Approval of Property: Limitations on Seller Representations and Warranties.

            8.2.1 Except as may be specifically provided in Section 8.1 of this
                  Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports, audits, the materials prepared by the Seller, or any other materials, data or other information whatsoever supplied to Buyer in connection with Buyer's inspection of the Property. It is the parties' express understanding and agreement that such materials are provided only for Buyer's convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to purchase the Property, and, in doing so, Buyer shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Except as may be specifically provided elsewhere in this Agreement, Buyer expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information. Except with respect to Seller's breach of any covenant, representation or warranty contained in this Agreement or in any documents delivered in connection with the closing of the transactions contemplated by this Agreement (collectively, the "Surviving Obligations") and except with respect to any fraudulent acts by Seller, Buyer hereby releases Seller and its agents, representatives, and employees from any and all claims, demands, and causes of action, past, present, and future that Buyer may have relating to (a) the condition of the Property at any time, before or after the Closing, including without limitation, the presence of any hazardous materials, or (b) any other matter pertaining to the Property. This release shall survive the Closing or the termination of this Agreement.

            8.2.2 In the event of any breach by Seller of any of the preceding representations or warranties or any other breach by Seller of any other provision of this Agreement which is discovered prior to Closing, Buyer's sole remedy shall be to elect in writing to terminate this Agreement or waive such breach and proceed with the Closing. In the event of any breach by Seller of any of such representations or warranties or any other material breach by Seller of any other provision of this Agreement or any document delivered in connection herewith discovered after Closing ("Seller Breaches"), Seller shall be liable only for direct and actual damages suffered by Buyer on account of Seller's breach, up to the applicable limits described hereunder, and shall in no event be liable for consequential or punitive damages. Any liability of Seller hereunder for breach by Seller of any of such representations or warranties or any other material breach by Seller of any other provision of this Agreement or any document delivered in connection herewith discovered after Closing shall be limited to (a) claims in excess of an aggregate of Fifty Thousand Dollars ($50,000.00), and (b) a maximum aggregate cap of Two Million Dollars ($2,000,000.00); provided, however, the foregoing shall not apply to Seller's fraudulent acts and shall not limit or otherwise modify the parties right to recovery of attorneys' fees as permitted under Section 18 of this Agreement. Notice of such claim must be delivered to Seller in writing within one (1) year of the Closing Date. In no event shall Seller be liable for any indirect or consequential damages on account of Seller's breach of any representation or warranty contained in this Agreement. Additionally, notwithstanding the foregoing, if Buyer becomes aware prior to the Closing that any representation or warranty hereunder is untrue, or any covenant or condition to Closing has not been fulfilled or satisfied (if not otherwise waived by Buyer), and Buyer nonetheless proceeds to close on the purchase of the Property, then Buyer shall be deemed to have irrevocably and absolutely waived, relinquished and released all rights and claims against Seller for any damage or other loss arising out of or resulting from such untrue representation or warranty or such unfulfilled or unsatisfied covenant or condition. Seller's representations and warranties set forth in Section 8.1 shall survive the Closing for a period of one (1) year, except for pending claims regarding Seller's Breaches, if any, as to which Buyer has actually filed and served a lawsuit against Seller prior to the end of such one (1) year period. Seller's obligations under this
                  Section 8.2.2 shall be guaranteed by GREIT, Inc., a Maryland corporation, pursuant to a guaranty agreement in the form of Exhibit H

            8.2.3 Approval of Property, The consummation of the purchase and sale of the Property pursuant to this Agreement shall be deemed Buyer's acknowledgement that it has had an adequate opportunity to make such legal, factual and other inspections, inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Property. Such inspections* inquiries and investigations of Buyer shall be deemed to include, but shall not be limited to, any leases and contracts pertaining to the Property, the physical components of all portions of the Property, the physical condition of the Property, such state of facts as an accurate survey, environmental report and inspection would show, the present and future zoning ordinance, ordinances, resolutions. Buyer shall not be entitled to and shall not rely upon, Seller or Seller's agents with regard to, and Seller will not make any representation or warranty with respect to: (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities, or appliances at the Property, if any; (ii) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Property; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property; (iv) the development potential of the Property, its habitability, merchantability, or the fitness, suitability, or adequacy of the Property for any particular purpose; (v) the zoning or other legal status of the Property; (vi) the Property or its operations' compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity:
                  (vii) the quality of any labor or materials relating in any way to the Property; or (viii) the condition of title to the Property or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction, or any other matter affecting the Property except as expressly set forth in this Agreement. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE DEED, SELLER HAS NOT, DOES NOT, AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROPERTY AND SELLER SPECIFICALLY DISCLAIMS ANY OTHER IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE. FURTHERMORE, SELLER HAS NOT, DOES NOT, AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE INCLUDING, WITHOUT LIMITATION, ASBESTOS, PCB AND RADON.

                  BUYER ACKNOWLEDGES THAT BUYER IS A SOPHISTICATED BUYER FAMILIAR WITH THIS TYPE OF PROPERTY AND THAT, SUBJECT ONLY TO THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, BUYER WILL BE ACQUIRING THE PROPERTY "AS IS AND WHERE IS, WITH ALL FAULTS," IN ITS PRESENT STATE AND CONDITION SUBJECT ONLY TO NORMAL WEAR AND TEAR AND BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS AND CONDITIONS MAY NOT HAVE BEEN REVEALED BY BUYER'S INSPECTIONS AND INVESTIGATIONS. BUYER SHALL ALSO ACKNOWLEDGE AND AGREE THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS SECTION SHALL SURVIVE THE CLOSING, AND NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT. EXCEPT WITH REGARD TO THE OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN SECTION 8.1, BUYER HEREBY RELEASES SELLER AND ITS AGENTS, REPRESENTATIVES AND EMPLOYEES FROM ANY AND
                  ALL LIABILITY RELATING TO THE CONDITION OF THE PROPERTY
                  BEFORE OR AFTER THE CLOSING AND ANY OTHER MATTER RELATING TO THE PROPERTY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THE CLOSING.

            8.2.4 Release. Except as expressly set forth in this Agreement to the contrary and except for any claims arising under the express representations, warranties or covenants of Seller under this Agreement or under the provisions of any document delivered in connection with the closing of the transactions contemplated by this Agreement and except with respect to Seller's fraudulent acts, Buyer for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, and any party related to or affiliated with Seller and their respective successors and assigns (the "Seller Related Parties") from and against any and all claims at law or equity which Buyer or any party related to or affiliated with Buyer and their respective successors and assigns (each a "Buyer Related Party") whether known or unknown at the time of this agreement, which Buyer or a Buyer Related Party has or may have in the future, arising from or related to any matter or thing relating to or in connection with the Property, including but not limited to, the documents and information referred to in this Agreement, the leases and the tenants, any construction defects, errors or omissions in the design or construction and arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et. sm.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners or operators for environmental matters. For the foregoing purposes, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code and any similar law of any other state, territory or jurisdiction.
                  Section 1542 provides:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

                  BUYER HEREBY SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS CAREFULLY REVIEWED THIS SUBSECTION AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL PART OF THIS AGREEMENT.

                  BUYER: CG

      8.5   Covenants of Seller. Seller hereby covenants as follows:

            8.5.1 At all times from the date hereof through the date of Closing,
                  Seller shall cause to be in force fire and extended coverage insurance upon the Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts as are maintained by Seller on the Effective Date;

            8.5.2 From the end of the Inspection Period through the date of
                  Closing, Seller will not enter into any new lease with respect to the Property, without Buyer's prior written consent, which may be given or withheld in Buyer's sole discretion. Exercise of a renewal option shall not be considered a new lease. Any brokerage commission payable with respect to a new lease approved by Buyer shall be paid by Buyer. Further, Seller will not modify any existing Lease covering space in the Property without first obtaining the written consent of Buyer which shall not be unreasonably withheld (except that as to any lease modifications following the end of the Inspection Period, such consent may be given or withheld in Buyer's sole discretion). Buyer shall have five (5) business days in which to approve or disapprove of any new lease or lease modification for which it has a right to consent. Failure to respond in writing within said time period small be deemed to be consent;

            8.5.3. Seller shall not execute any new lease or an amendment to any existing lease during (a) the period that commences five (5) business days prior to the Due Diligence Expiration Date and ends on the Due Diligence Expiration Date, or (b) during the period that commences five (5) business days prior to the Closing Date and ends on the Closing Date;

            8.5.3 From the Effective Date through the date of Closing, Seller shall not sell, assign, or convey any right, title or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Property (other than the Permitted Exceptions) without promptly discharging the same prior to Closing;

            8.5.4 Seller shall not, without Buyer's written approval, (a) amend or waive any right under any Service Contract, or (b) enter into any agreement of any type affecting the Property that is not terminable on 30 days notice.

            8.5.5 During the period between the Effective Date of this Agreement and the earlier to occur of (i) the Closing Date or (ii) the termination of this Agreement, Seller shall (A) generally operate the Property in the same manner in which Seller operated the Property before the date of this Agreement (such operation obligations not including capital expenditures or expenditures not incurred in the normal course of business), and (B) endeavor to provide Buyer with copies of all material written correspondence (which shall not be deemed to include electronic correspondence) between Seller (and its property manager), on the one hand, and any existing or prospective Tenants at the Property, on the other.

            8.5.6. Within two (2) business days after Buyer's request to Seller,
                  Seller shall deliver a subordination, nondisturbance and attornment agreement ("SNDA") in the form required by Buyer to each of the Tenants then occupying any portion of the Real Property and request of each Tenant that each form be executed and promptly returned to Seller.

            8.5.7. Buyer shall prepare completed estoppels for each Tenant under each of the Leases (which Buyer acknowledges requires using the form required by such Lease for any government Tenant) and Buyer shall deliver the completed estoppels to Seller no later than three (3) business days after the Effective Date. Seller shall deliver the completed estoppels prepared by Buyer to all Tenants under the Leases no later than one (1) business day after Seller receives such completed estoppels from Buyer. Seller shall use reasonable efforts to obtain prior to Closing, at Buyer's request, (a) an estoppel certificate from any party to any CC&Rs, easement agreement or similar agreement affecting the Property in form and substance acceptable to Buyer (or the form required under the applicable agreement) if such party is obligated to deliver an estoppel under the terms of the applicable agreement; and
                   (b) a Change of Lessor Form from any government Tenant at the Real Property if such completed form is required under the terms of its Lease.

9. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

      9.1 Buyer is a corporation duly organized and validly existing under the laws of the State of California. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

10.   Conditions Precedent to Closing.

      10.1 The obligations of Buyer pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:


            10.1.1 All of the representations, warranties and agreements of
                   Seller set forth in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, and Seller shall not have, on or prior to Closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller's part as required by the terms of this Agreement.


            10.1.2 As of the Closing, the Chicago Title Insurance Company
                   ("Title Company") shall be irrevocably committed to issue to Buyer, upon payment of its regularly scheduled premium, its CLTA owner's policy of title insurance, in the amount of the Purchase Price, showing title to the Real Property vested of record in Buyer, subject only to the Permitted Exceptions. If Seller for any reason is unable to deliver title to the Real Property subject only to the Permitted Exceptions or is unwilling to remove or otherwise cure any title matter that is not a Permitted Exception, then Buyer's sole remedy shall be to terminate this Agreement within five days after written notice from Seller of such inability or unwillingness (but not later than the Closing Date) and receive a return of the Deposit, and neither Seller nor Buyer shall thereafter have any further rights or obligations under this Agreement. Notwithstanding the foregoing, it shall be a condition precedent to Buyer's obligation to consummate this transaction, that as of the Closing

                  Date there are no monetary liens or monetary encumbrances not previously approved by Buyer encumbering the Property.

            10.1.3 Seller shall have obtained, and delivered to Buyer prior to the Due Diligence Expiration Date, estoppels in form and substance satisfactory to Buyer (which Buyer acknowledges requires using the form required by such Lease for any government Tenant) from Tenants representing seventy percent (70%) of the leasable area of the Real Property that is leased and occupied as of the Effective Date (to be dated within forty-five (45) days of Closing). Within one (1) business day after Seller receives an executed estoppel from any Tenant, Seller shall deliver a copy there of to Buyer (and shall promptly thereafter send the original thereof to Buyer). Buyer shall notify Seller within three (3) business days of receipt of a copy of the executed estoppel certificate of its approval or disapproval and the basis of such disapproval, if disapproved. If Buyer elects to proceed with the purchase of the Property as of the Due Diligence Expiration Date and Buyer has not received, as of the Closing, estoppels from Tenants occupying one hundred percent (100%) of the leasable area of the Real Property, then at Closing, Seller shall also deliver to Buyer a "Seller's Estoppel" in the form attached hereto as
                  Exhibit I with respect to each such Lease as to which no estoppel from the Tenant has been received.

      10.2 The obligations of Seller pursuant to this Agreement shall, at the option of Seller, be subject to the following conditions precedent:

            10.2.1 All of the representations, warranties and agreements of
                  Buyer set forth in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, and Buyer shall not have on or prior to closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Buyer's part as required by the terms of this Agreement.

            10.2.2 Seller's obligation to sell the Property is subject to the condition precedent that approval of the sale is obtained from the board of directors of G REIT, Inc., which shall be deemed to have been obtained (and this condition shall in such case be deemed satisfied) unless Seller advises Buyer that the sale has been disapproved no later than two (2) business days after the Effective Date.

      If any such condition is not fully satisfied by the Closing (or such earlier applicable date as set forth above with respect to any specific condition), Buyer shall so notify Seller and may terminate this Agreement by written notice to Seller whereupon this Agreement may be canceled, the Deposit shall be returned to Buyer and, thereafter, neither Seller nor Buyer shall have any continuing obligations hereunder, except as expressly provided in this Agreement. If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this Section, Seller may, within five
      (5) days of receipt of Buyer's notice agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided Seller so satisfies such condition. If Seller fails to agree to cure or fails to cure such condition by the Closing Date, this Agreement shall be canceled and the Deposit shall be returned to Buyer and neither party shall have any continuing obligations hereunder.

11.   Damage or Destruction Prior to Closing.

      In the event that the Property should be damaged by any casualty prior to the Closing, then if the cost of repairing such damage, as reasonably estimated by Seller, is:

      11.1 Less than One Million Dollars ($1,000,000), the Closing shall proceed as scheduled and any insurance proceeds shall be distributed to Buyer to the extent not expended by Seller for restoration (provided, however, if as a result of such casualty, any Lease covering more than 10,000 rentable square feet of space is terminated then Buyer may elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other party hereunder except for Buyer's indemnification obligations under Section 5. but if Buyer elects to proceed to Closing, then all insurance proceeds shall be distributed to Buyer to the extent not expended by Seller for restoration);

      or if said cost is:

      11.2 Greater than One Million Dollars ($1,000,000), then either Seller or Buyer may elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other except for Buyer's indemnification obligations under Section 5.

12.   Eminent Domain.

      12.1 If, before the Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as determined by Buyer in its sole discretion, would render the Property unacceptable to Buyer or unsuitable for Buyer's intended use or would affect access to or the use of the Property, Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other except for Buyer's indemnification obligations under Section 5. If, before the Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of and Buyer elects to proceed with Closing, then this Agreement shall remain in full force and effect and, at the Closing, the condemnation award (or, if not therefore received, the right to receive such portion of the award) payable on account of the taking shall be transferred in the same manner as title to the Property is conveyed. Seller shall give notice to Buyer within three (3) business days after Seller's receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property.

13.   Notices.

      13.1 All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by United States Mail, as a registered or certified item, return receipt requested, or by fax or by Federal Express or other overnight delivery service, or by fax if followed by delivery by overnight delivery service. Notices delivered by mail, Federal Express or other overnight delivery service shall be deemed given when received (or upon attempted delivery, if delivery is refused). Notices delivered by fax shall be deemed received on the same day sent if sent before 5 p.m. (Pacific time) Notices shall be given to the following addresses:

            Seller:                      Theresa Hutton
                                         Triple Net Properties, LLC
                                         1551 N. Tustin Ave. #200
                                         Santa Ana, CA 92705
                                         (714)667-8252
                                         (714)667-6860 fax

            With Required Copy to:       Joseph J. McQuade, Esq.
                                         Hirschler Fleischer
                                         The Federal Reserve Bank Building,
                                         16th Floor
                                         701 East Byrd Street
                                         Richmond, VA 23219
                                         (804)771-9502
                                         (804)644-0957 fax

            And Required Copy to:        Scott D. Peters and Andrea R. Biller
                                         G REIT, Inc.
                                         1551 N. Tustin Ave, #200
                                         Santa Ana,CA 92705
                                         (714)667-8252
                                         (714)667-6860 fax

            BUYER:                       TMG Partners

                                         100 Bush Street, 26th floor
                                         San Francisco, CA 94104
                                         Attn: Matt Field
                                         Attn: Cathy Greenwold
                                         (415) 772-5900
                                         (415) 772-5911 (fax)

                  With Required Copy to: Ann MacLeod, Esq.
                                         c/o TMG Partners
                                         100 Bush Street, 26th floor
                                         San Francisco, CA 94104
                                         (415) 772-5900
                                         (415) 772-5911 (fax)

14.   Remedies.

      14.1 Defaults by Seller. If there is any default by Seller under this Agreement, following notice to Seller and seven (7) days (or date of Closing, whichever is earlier), during which period Seller may cure the default, Buyer may, as it sole options elect to either (a) declare this Agreement terminated in which case the Deposit shall be returned to Buyer; or (b) treat this Agreement as being in full force and effect and bring an action against Seller for specific performance.

      14.2 Defaults by Buyer. If there is any default by Buyer under this Agreement and if, as a result, Buyer does not acquire the Property at Closing, then following notice to Buyer and seven (7) days (or date of Closing, whichever is earlier), during which period Buyer may cure the default, then Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit shall be paid to Seller as liquidated damages and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. Notwithstanding the foregoing, the Buyer's right to cure shall not be applicable to a failure to close and the Closing shall in no event be extended pursuant to this Section. In the event this Agreement is terminated due to the default of Buyer hereunder, Buyer shall deliver to Seller, at no cost to Seller, the Due Diligence Items and all of Buyer's Reports.

            THE PARTIES ACKNOWLEDGE THAT THIS TRANSACTION FAILS TO CLOSE AS THE RESULT OF A MATERIAL DEFAULT BY BUYER OF ITS OBLIGATION TO PURCHASE THE PROPERTY UNDER THIS AGREEMENT, SELLER'S DAMAGES WOULD BE DIFFICULT OR IMPOSSIBLE TO COMPUTE AND THAT THE DEPOSIT MADE BY BUYER UNDER SECTION 2.1 ABOVE REPRESENTS THE REASONABLE ESTIMATE OF SUCH DAMAGES ESTABLISHED BY THE PARTIES THROUGH GOOD FAITH CONSIDERATION OF THE FACTS AND CIRCUMSTANCES SURROUNDING THE TRANSACTION

            CONTEMPLATED UNDER THIS AGREEMENT AS OF THE EFFECTIVE DATE, IN THE EVENT OF SUCH MATERIAL DEFAULT BY BUYER UNDER THIS AGREEMENT, SELLER SHALL RETAIN SUCH AMOUNT AS LIQUIDATED DAMAGES IN LIEU OF ANY OTHER CLAIM SELLER MAY HAVE AT LAW OR IN EQUITY (INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE) ARISING BY REASON OF SUCH DEFAULT. THE PARTIES HAVE INITIALED THIS SECTION 14.2 TO ESTABLISH THEIR INTENT SO TO LIQUIDATE DAMAGES.

      Seller: ARB; Buyer: CG

      14.3 ARBITRATION OF DISPUTES, ANY CLAIM, CONTROVERSY OR DISPUTE, WHETHER SOUNDING IN CONTRACT, STATUTE, TORT, FRAUD, MISREPRESENTATION OR OTHER LEGAL THEORY, RELATED DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, WHENEVER BROUGHT AND WHETHER BETWEEN THE PARTIES TO THIS AGREEMENT OR BETWEEN ONE OF THE PARTIES TO THIS AGREEMENT AND THE EMPLOYEES, AGENTS OR AFFILIATED BUSINESSES OF THE OTHER PARTY, SHALL BE RESOLVED BY ARBITRATION AS PRESCRIBED IN THIS SECTION. THE FEDERAL ARBITRATION ACT, 9 U.S.C. SECTIONS 1-15, NOT STATE LAW, SHALL GOVERN THE ARBITRABILITY OF ALL CLAIMS, AND THE DECISION OF THE ARBITRATOR AS TO ARBITRABILITY SHALL BE FINAL.

            A SINGLE ARBITRATOR WHO IS A RETIRED FEDERAL OR CALIFORNIA JUDGE SHALL CONDUCT THE ARBITRATION UNDER THE THEN CURRENT RULES OF THE AMERICAN ARBITRATION ASSOCIATION (THE "AAA"). THE ARBITRATOR SHALL BE SELECTED BY MUTUAL AGREEMENT ON THE ARBITRATOR WITHIN THIRTY (30) DAYS OF WRITTEN NOTICE BY ONE PARTY TO THE OTHER INVOKING THIS ARBITRATION PROVISION, IN ACCORDANCE WITH AAA PROCEDURES FROM A LIST OF QUALIFIED PEOPLE MAINTAINED BY THE AAA. THE ARBITRATION SHALL BE CONDUCTED IN SAN FRANCISCO, CALIFORNIA AND ALL EXPEDITED PROCEDURES PRESCRIBED BY THE AAA RULES SHALL APPLY.

            THERE SHALL BE NO DISCOVERY OTHER THAN THE EXCHANGE OF INFORMATION WHICH IS PROVIDED TO THE ARBITRATOR BY THE PARTIES, THE ARBITRATOR SHALL HAVE AUTHORITY ONLY TO GRANT SPECIFIC PERFORMANCE AND TO ORDER OTHER EQUITABLE RELIEF AND TO AWARD COMPENSATORY DAMAGES, BUT SHALL NOT HAVE THE AUTHORITY TO AWARD PUNITIVE DAMAGES OR OTHER NONCOMPENSATORY DAMAGES OR ANY OTHER FORM OF RELIEF. THE ARBITRATOR SHALL AWARD TO THE PREVAILING

            PARTY ITS REASONABLE ATTORNEYS' FEES AND COSTS AND OTHER EXPENSES INCURRED IN THE ARBITRATION, EXCEPT THE PARTIES SHALL SHARE EQUALLY THE FEES AND EXPENSES OF THE ARBITRATOR. THE ARBITRATOR'S DECISION AND AWARD SHALL BE FINAL AND BINDING, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF,

15.   Assignment.

      Without obtaining Seller's consent, Buyer may assign its rights under this Agreement to any entity in which Buyer is, directly or indirectly, the administrative or managing member or any affiliate of Buyer, provided, however, that Buyer shall have no such right unless a written assignment is delivered to Seller no later than five (5) business days before Closing; and further provided that no such assignment shall relieve Buyer of its obligations hereunder.

16.   Interpretation and Applicable Law.

      This Agreement shall be construed and interpreted in accordance with the laws of the state in which the Property is located (the "State"). Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

17.   Amendment.

      This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

18.   Attorney's Fees.

      In the event it becomes necessary for either party to file a suit or arbitration to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit or arbitration.

19.   Entire Agreement; Survival.

      This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor affect or be effective to interpret, change, or restrict the provisions of this Agreement. All of the obligations of the parties hereunder and all other provisions of this Agreement shall be deemed to have merged into the Deed and shall be extinguished at Closing or the earlier termination of this Agreement, except as expressly provided herein.

20.   Multiple Originals only; Counterparts.

      Numerous agreements may be executed by the parties hereto. Each such executed duplicate original shall have the full force and effect of an original executed instrument. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

21.   Acceptance.

      Time is of the essence of this Agreement. The date of execution of this Agreement by Seller shall be the date of execution of this Agreement. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under Federal law, the laws of the State or the laws of the State of California, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under Federal law, the laws of the State or the State of California.

22.   Real Estate Commission.

      Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contracted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker's, finder's or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that Seller is represented by Triple Net Properties Realty, Inc., as its broker, and by Grubb & Ellis, and Seller shall pay any and all commissions due to said brokers. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Section.

23.   Exchange.

      At the option of either party, such party may elect to consummate the transaction hereunder in whole or in part as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. If either party (the "Exchanging Party") so elects, the other party (the "Cooperating Party") shall cooperate with the Exchanging Party, executing such documents and taking such action as may be reasonably necessary in order to effectuate this transaction as a like-kind exchange; provided, however, that (i) the Cooperating Party's cooperation hereunder shall be without cost, expense or liability to the Cooperating Party of any kind or character, including, without limitation, any attorneys' fees, costs or expense incurred in connection with the review or preparation of documentation in order to effectuate such like-kind exchange, and the Cooperating Party shall have no obligation to take title to any real property; (ii) the Exchanging Party shall assume all risks in connection with the designation, selection and setting of terms of the purchase or sale of any exchange-property; (iii) the Exchanging Party shall bear all costs and expenses in connection with any such exchange transaction in excess of the costs and expenses which would have otherwise been incurred in acquiring or selling the Property by means of a straight purchase, so that the net effect to the Cooperating Party shall be identical to that which would have resulted had this Agreement closed on a purchase and sale; (iv) any documents to effectuate such exchange transaction are consistent with the terms and conditions contained in this Agreement; and
      (v) the Exchanging Party shall indemnify, defend and hold the Cooperating Party harmless from any and all claims, demands, penalties, loss, causes of action, suits, risks, liability, costs or expenses of any kind or nature (including, without limitation, reasonable attorneys' fees) which the Cooperating Party may incur or sustain, directly or indirectly, related to or in connection with, or arising out of, the consummation of this transaction as a like-kind exchange as contemplated hereunder.

24.   Confidentiality.

      Buyer agrees that, prior to the closing, all Property information received by Buyer from Seller shall be kept confidential as provided in this Section. Without the prior written consent of Seller, the Property information shall not be disclosed by Buyer or its representatives, in any manner whatsoever, in whole or in part, prior to the Closing except (1) to Buyer's consultants, attorneys and agents as necessary for the Buyer's inspection and analysis of the Property, and Buyer's potential lenders and equity investors; (2) as may be necessary for Buyer or Buyer's representatives to comply with applicable laws, including, without limitation, governmental, regulatory, disclosure, tax and reporting requirements; to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Buyer or Buyer's representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Buyer or its affiliates; and (3) to prospective tenants of the Property.

THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

                               SIGNATURE PAGE FOR

                                 HAWTHORNE PLAZA
                           75 AND 95 HAWTHORNE STREET
                            SAN FRANCISCO. CALIFORNIA

EXECUTED BY SELLER on this the 26th day of June, 2006

SELLER:

GREIT - HAWTHORNE PLAZA, LP
A VIRGINIA LIMITED PARTNERSHIP

      By:   GREIT - Hawthorne Plaza GP, LLC
            a Virginia limited liability company
      Its:  General Partner


            By:   G REIT, L.P.
                  a Virginia limited partnership
            Its:  Sole Member

                  By:   G REIT, Inc.
                  Its:  General Partner


                        By: /s/ Andrea R. Biller
                            ---------------------------

                        Name: Andrea R. Biller
                              -------------------------

                        Title: Executive Vice President
                               ------------------------

[BUYER'S SIGNATURE ON FOLLOWING PAGE]

EXECUTED BY BUYER on this the 26th day of June, 2006.

BUYER:

      TMG PARTNERS,
      a California corporation

      By:  /s/ Cathy Greenwold
           ------------------------
           Cathy Greenwold
      Its: Executive Vice-President

                                List of Exhibits

Exhibit A:        Description of Property
Exhibit B:        Assignment and Assumption
Exhibit C:        Grant Deed
Exhibit D:        Bill of Sale
Exhibit E:        Buyer's' Leasing Costs for New Lease
Exhibit F:        List of Leases
Exhibit G:        List of Contracts
Exhibit H:        Guaranty of Seller's Post-Closing Liability
Exhibit I:        Form of Seller's Estoppel


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